January 3, 2008

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

2007: A Year of Reliability and Solid Financial Results

The Home Loan Bank of New York continued to achieve solid financial results in 2007 while serving as a reliable source of liquidity. The Bank maintained a conservative risk/reward profile that generates sustainable and consistent earnings. We continued to implement a low-risk, conservative strategy for investing while remaining a mission-focused, advances-oriented Home Loan Bank.

The second half of 2007 was defined by the meltdown of the subprime mortgage market and the subsequent fallout in the credit markets. From the outset of the crisis, the Home Loan Bank and our community member lenders have weathered this storm because our members take the traditional and conservative approach when making a loan: the mortgage loan is appropriately underwritten and suitable for the customer. Good credit counts.

As a result, advance demand increased 31% from July 31 to November 30. We ended the month of November with $79.4 billion in advances on our books compared to $76.4 in October. In November, advances averaged $77.2 billion.

The Home Loan Bank also continued its pattern of providing a very fair return on our members’ capital investment. November’s year-to-date net income was $297.7 million compared to $267.4 million for 2006. Dividends paid during 2007 averaged 7.51% for the year compared to an average Fed funds target rate of 5.23% for the comparable earning period.

While we are closing the books on 2007, I want to express my personal appreciation to each stockholder for the business you brought to the Bank in 2007. We are here to help our members play a key role in the delivery of responsible, long-term housing and community financing.

With an outstanding Board of Directors, a solid management team, and a dedicated staff, we have set the course and executed the plans that make the Bank a high performance organization. Your Home Loan Bank team is dedicated to providing useful products and quality services while maintaining a high level of service and safety.

Board Elects David W. Lindstrom Chairman and Michael M. Horn Vice Chairman

I am pleased to announce that the Board of Directors has elected David W. Lindstrom, President, Chief Executive Officer, and Director of Franklin Bank of Woodstown, New Jersey, as Chairman of the Board. Mr. Lindstrom has been serving as Vice Chairman of the Board since 2005. The Board also elected Michael M. Horn, Partner, McCarter & English, Newark, New Jersey, as Vice Chairman of the Board. Mr. Horn will also serve as Chairman of the Executive Committee.

And we thank the outgoing FHLBNY Board Chairman, George L. Engelke, Jr., Chairman, President, and Chief Executive Officer of Astoria Federal Savings and Loan Association, Lake Success, for his outstanding service to the Board, the Home Loan Bank, and Home Loan Bank System. His commitment, his compassion, and his keen insights will benefit us for many years to come.

Collateral Service Fees Cuts Coming in January

I am pleased to announce that the Board of Directors has approved management’s recommendation to eliminate the majority of collateral-related fees along with other administrative-oriented correspondent services fees charged in support of advances activity and in the ordinary course of business. This action is taken in recognition that most credit and collateral services are needed to support the advances business and ,therefore, should be provided without an additional charge to the member. For activity that is considered “out of the ordinary,” the Bank may pass along these costs to members. A letter detailing the changes to credit, collateral, and correspondent services fees will be sent out in January.

We hope that the elimination of many of these “nuisance” fees will not only relieve members of these expenses, but also help keep the focus on supporting positive growth in our members’ community lending business.

In closing, we value your relationship with the Home Loan Bank, and we are ready to assist you in meeting your commitments to your customers. And we appreciate the opportunity to serve you — in all market cycles.

All of us at the Home Loan Bank wish you and yours the very best in 2008!

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.